Exhibit 3.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

RESTATED ARTICLES OF INCORPORATION

Pursuant to §33-10-107 of the 1976 South Carolina Code, as amended, the Corporation hereby submits the following information:

ARTICLE ONE

NAME

                                                The name of the Corporation is   Tidelands Bancshares, Inc.

1.                                       If the name of the Corporation has ever been changed, all of its former names:

a)	Liberty Bancshares, Inc.
(Name specified in Original Articles of Incorporation)

2.             The original articles of incorporation were filed on  March 27, 2002.

ARTICLE TWO

ADDRESS AND REGISTERED AGENT

                The street address of the registered office of the Corporation is 875 Lowcountry Blvd., Mt. Pleasant, South Carolina 29464.  The name of the Corporation’s initial registered agent at such address is Robert E. Coffee, Jr.

ARTICLE THREE

CAPITALIZATION

                The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of voting common stock, par value $0.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share.  The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

ARTICLE FOUR

PREEMPTIVE RIGHTS

                The shareholders shall not have any preemptive rights to acquire additional stock in the Corporation.

ARTICLE FIVE

NO CUMULATIVE VOTING RIGHTS

                The Corporation elects not to have cumulative voting, and no shares issued by this Corporation may be cumulatively voted for directors of the Corporation (or for any other decision).

ARTICLE SIX

LIMITATION ON DIRECTOR LIABILITY

                No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                                                                (i)  any breach of the director’s duty of loyalty to the Corporation or its shareholders;

                                                                (ii)  acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law;

                                                                (iii)  liability imposed under Section 33-8-330 (or any successor provision or redesignation thereof) of the Act; and

                                                                (iv)  any transaction from which the director derived an improper personal benefit.

                If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders.

                Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SEVEN

CONTROL SHARE ACQUISITIONS

                The provisions of Title 35, Chapter 2, Article 1 of the Code of Laws of South Carolina shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE EIGHT

CLASSIFIED BOARD OF DIRECTORS

                At the annual meeting of stockholders that is held in calendar year 2008, the Class II directors shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified. At the annual meeting of stockholders that is held in calendar year 2009, the Class III directors shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified.  At the annual meeting of stockholders that is held in calendar year 2010, the Class I directors shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified.  Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term and thereafter until his successor shall have been elected and qualified.

ARTICLE NINE

CONSIDERATION OF OTHER CONSTITUENCIES

                In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent.  This provision solely grants discretionary authority to the board of directors and shall not be deemed to provide to any other constituency any right to be considered.

CERTIFICATE Accompanying the Restated

Articles of Incorporation

Check either A or B, whichever is applicable; and if B applies, complete the additional information requested:

A.                                   ☐            The attached restated articles of incorporation do not contain any amendments to the corporation’s articles of incorporation and have been duly approved by the corporation’s board of directors as authorized by §33-10-107(a).

B.                                     ☒           The attached restated articles of incorporation contain one or more amendments to the corporation’s articles of incorporation.  Pursuant to Section 33-10-107(d)(2), the following information concerning the amendment(s) is hereby submitted:

1.                                       On May 19, 2008 the Corporation adopted the following amendment(s) to its articles of incorporation: (Type or Attach the Complete Text of Each Amendment)

RESOLVED, that Article Eight of the Articles of Incorporation is hereby amended by deleting it in its entirety and replacing it with the following:

At the annual meeting of stockholders that is held in calendar year 2008, the Class II directors shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified. At the annual meeting of stockholders that is held in calendar year 2009, the Class III directors shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified.  At the annual meeting of stockholders that is held in calendar year 2010, the Class I directors shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified.  Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term and thereafter until his successor shall have been elected and qualified.

2.                                       Complete either a or b, whichever is applicable.

                                                a.             ☒           Amendment(s) adopted by shareholder action.

                At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and vote of such shares was:

Voting	Number of Outstanding	Number of Votes Entitled	Number of Votes Represented at	Number of Undisputed Shares Voted
Group	Shares	to be Cast	the meeting	For	Against
Common Stock	4,277,176	4,277,176	3,434,536	3,312,984	109,116	(1)

(1) 12,436 shares of common stock abstained.

                b.             ☐                                    The Amendment(s) was duly adopted by unanimous action or board of directors with shareholder approval pursuant to Sections 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code and shareholder action was not required.

*Date: June 4, 2008	Tidelands Bancshares, Inc.
(Name of Corporation)
/s/ Robert E. Coffee, Jr.
(Signature)
Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer
(Type or Print Name and Office)

FILING INSTRUCTIONS

1.                                       Two copies of this form, one of which can be either a duplicate original or a conformed copy, must be filed.

2.                                       If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form and designating where the attachment is an addition to the text of the restated articles of incorporation (page 1) or the Certificate (page 2).

3.                                       The filing fee is $10.00 payable to the Secretary of State at the time this document is filed.  If the restated articles of incorporation includes any amendments to the corporation’s articles of incorporation, a $100 filing tax must be paid in addition to the $10.00 filing fee.

*Filed with the South Carolina Secretary of State on June 10, 2008.